Exhibit 10.9

AMENDMENT NO. 1

TO THE

EVOLENT HEALTH, INC. 2011 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) is made by Evolent Health Holdings, Inc. (the “Company”), as of September 23, 2013. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Evolent Health, Inc. 2011 Equity Incentive Plan (the “Plan”).

WHEREAS, pursuant to (i) that certain Agreement and Plan of Reorganization by and among the Company, Evolent Health, Inc., a Delaware corporation (“Evolent”) and Evolent Health LLC, a Delaware limited liability company; and (ii) that certain Assignment and Assumption Agreement by and among the Company and Evolent, the Company assumed Evolent’s rights and obligations under the Plan;

WHEREAS, the Company now maintains the Plan;

WHEREAS, pursuant to Section 5.2 of the Plan, the Board of Directors of the Company reserves the authority to amend the Plan (the “Board”); and

WHEREAS, the Board and the stockholders of the Company have determined that it is in the best interest of the Company to amend the Plan to provide for an increase in the maximum number of shares of Common Stock reserved and available for issuance under the plan to 2,286,583 and have authorized said increase.

NOW, THEREFORE, in accordance with the foregoing, the Plan is amended as follows:

1. The first sentence of Section 3.3 of the Plan is hereby amended and restated in its entirety to read as follows:

3.3 The grant of any Award shall be evidenced by the Grantee executing the appropriate Award Agreement.

2. Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

4.1. Authorized Number of Shares. Subject to adjustment under Section 15, the aggregate number of shares of Common Stock that may be initially issued pursuant to the Plan is Two Million Two Hundred Eighty-Five Thousand Three Hundred Seventeen (2,285,317) shares. The total number of shares of Common Stock described in the preceding sentence shall be available for issuance under Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time. No later than the end of the Transition Period, the maximum number of shares for each type of Stock- Based Award, and the maximum amount of cash for any cash-based Award, intended to constitute “performance-based compensation” under Code Section 162(m) granted to any

Grantee in any specified period shall be established by the Company and approved by the Company’s stockholders.

3. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, to record the adoption of this Amendment to the Plan, the Company has caused the execution of this instrument on this 23rd day of September, 2013.

EVOLENT HEALTH HOLDINGS, INC.

By:	/s/ Seth Blackley
Name: Seth Blackley
Title: President

[Signature Page to Amendment to Equity Incentive Plan]